EXHIBIT 13(a)

                               PURCHASE AGREEMENT

            The Alger American Fund (the "Fund"), an unincorporated business trust organized under the laws of the Commonwealth of Massachusetts, and Fred Alger & Company, Incorporated ("Alger Inc."), hereby agree as follows:

            1. The Fund hereby offers Alger Inc. and Alger Inc. hereby purchases 19,000 shares of beneficial interest of the Fund, par value $.0O1 per share (the "Shares"), consisting of 10,000 Shares in the Alger American Money Market Portfolio, at a price of $1.00 per Share, and 1,000 Shares in the Alger American Income and Growth Portfolio, 1,000 Shares in the Alger American Small Capitalization Portfolio and 7,000 Shares in the Alger American Growth Portfolio, at a price of $10.00 per Share. Alger Inc. hereby acknowledges receipt of the Shares acquired in the Portfolios and the Fund hereby acknowledges receipt from Alger Inc. of $100,000 in full payment for the Shares.

            2. Alger Inc. represents and warrants to the Fund that the Shares are being acquired for investment purposes and not for the purpose of distribution.

            3. Alger Inc. agrees that if it redeems the Shares in any Portfolio before five years after the date of this Agreement, it will pay to the Fund an amount that is equal to the number resulting from multiplying the Fund's total unamortized organizational expenses allocable to the Portfolio involved by a fraction, the numerator of which is equal to the number of Shares of the Portfolio redeemed and the denominator of which is equal to the aggregate number of Shares of the Portfolio outstanding at the time of such redemption.

            4. The Fund represents that a copy of its Agreement and Declaration of Trust, dated April 6, 1988, together with all amendments thereto, is on file in the office of the Secretary of the Commonwealth of Massachusetts.

            5. This Agreement has been executed on behalf of the Fund by the undersigned officer of the Fund in his capacity as an officer of the Fund. The obligations of this Agreement shall be binding upon the assets and property of the Fund only and shall not be binding upon any Trustee, officer or shareholder of the Fund individually.
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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 20th day of July, 1988.

                                   THE ALGER AMERICAN FUND


                                   By: /s/ Fred M. Alger
                                       ----------------------------

ATTEST:


/s/ Frederick J. Koczwara          FRED ALGER & COMPANY, INCORPORATED
----------------------------


                                   By: /s/ Irwin Schwartz
                                      -----------------------------------

ATTEST:


/s/ Frederick J. Koczwara
----------------------------


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